January 14, 2000

Dear Stockholder:

         On December 15, 1999, your Board of Directors renewed its Stockholder Rights Plan which is intended to discourage substantial accumulations of MAXXAM stock without negotiations with MAXXAM's Board of Directors. The Plan, as renewed, is substantially similar to the previous stockholder rights plan of MAXXAM, and was not renewed in response to any specific effort to acquire control of the Company and the Board of Directors is not aware of any such effort. We urge you to read carefully the enclosed summary description which outlines the principal features of the Plan.

         The Plan was adopted after careful consideration and deliberation by your Board of Directors. Over 1,500 publicly traded companies have adopted various forms of stockholder rights plans. We believe that the Plan may help deter persons from accumulating MAXXAM stock with the intention of exerting a disproportionate influence on the Company's management or achieving substantial benefits for themselves without paying a fair price to or sharing those benefits with other MAXXAM stockholders. The Plan may also discourage the acquisition of any substantial amount of additional stock by the Company's present substantial stockholders. The rights to be issued under the Plan are designed to encourage potential bidders to negotiate with the Board prior to attempting a takeover of the Company. We consider the Plan to be an appropriate means of protecting your right to retain and realize the long-term value of your equity investment in MAXXAM, while not foreclosing a fair acquisition bid for the Company.

         The Plan provides for a distribution of one Series A Right for each share of MAXXAM Class A Preferred Stock and one Series B Right for each share of MAXXAM Common Stock. Upon the occurrence of certain events described in the enclosed Summary, each Series A Right will entitle the holder to purchase one additional share of Class A Preferred Stock and each Series B Right will entitle the holder to purchase one one-hundredth of a share of Class B Junior Participating Preferred Stock (which has a variety of rights and preferences, including 100 votes per share). The Series A and Series B Rights also entitle the holders (other than certain acquiring persons) to in certain circumstances purchase a number of shares of stock in the Company or securities of the surviving corporation in a business combination having a market value equal to twice the exercise price of the Right.

         The Plan is not designed or intended to prevent an acquisition of MAXXAM on terms that are favorable and fair to all stockholders. Indeed, for that very reason, the Rights are redeemable by the Board of Directors prior to the time that they become exercisable. The issuance of the Rights does not in any way weaken the financial strength of MAXXAM or interfere with its business plans. The issuance of the Rights has no dilutive effect, will not affect reported earnings per share, is not taxable to you or to MAXXAM, and will not change the way in which you can currently trade shares of MAXXAM stock. The Rights become exercisable only if and when a situation for which they were created arises, at which time stockholders may be required to recognize taxable income.

         The distribution is payable on December 29, 1999 to stockholders of record as of that date. No certificates representing the Rights will be distributed until the occurrence of certain events described in the enclosed Summary. Until such time, the Series A Rights will trade with, and be represented by, the certificates for the Class A Preferred Stock, and the Series B Rights will trade with, and be represented by, the certificates for MAXXAM's Common Stock.

         Your Board of Directors is committed to serving your best interests and believes that these Rights represent a sound and reasonable means of addressing complex issues of corporate policy.

                                 Sincerely,




                                 Bernard L. Birkel
                                 Secretary, on behalf of the Board of Directors

BLB:dah